Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	November 4, 2015
No. 1374

Coherent, Inc. Reports Fourth Fiscal Quarter and Year-End Results

SANTA CLARA, CA, November 4, 2015 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its fourth fiscal quarter and fiscal year ended October 3, 2015.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Year Ended
	Oct. 3, 2015	July 4, 2015	Sept. 27, 2014	Oct. 3, 2015	Sept. 27, 2014
GAAP Results
(in millions except per share data)
Bookings	$205.4	$176.7	$182.7	$765.2	$890.5
Net sales	$209.6	$188.5	$205.3	$802.5	$794.6
Net income	$27.3	$13.3	$19.1	$76.4	$59.1
Diluted EPS	$1.10	$0.53	$0.76	$3.06	$2.36

Non-GAAP Results
(in millions except per share data)
Net income	$31.2	$20.6	$24.2	$97.1	$79.9
Diluted EPS	$1.25	$0.82	$0.96	$3.89	$3.19

FOURTH FISCAL QUARTER DETAILS

For the fourth fiscal quarter ended October 3, 2015, Coherent announced net sales of $209.6 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $27.3 million, or $1.10 per diluted share. These results compare to net sales of $205.3 million and net income of $19.1 million, or $0.76 per diluted share, for the fourth quarter of fiscal 2014.

Non-GAAP net income for the fourth quarter of fiscal 2015 was $31.2 million, or $1.25 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2014 was $24.2 million, or $0.96 per diluted share. Reconciliations of GAAP to non-GAAP financial measures for the three months ended October 3, 2015, July 4, 2015 and September 27, 2014, and for the years ended October 3, 2015 and September 27, 2014 appear in the financial statements portion of this release under the heading “Reconciliation of GAAP to Non-GAAP net income."

Exhibit 99.1

Net sales for the third quarter of fiscal 2015 were $188.5 million and net income, on a GAAP basis, was $13.3 million, or $0.53 per diluted share. Non-GAAP net income for the third quarter of fiscal 2015 was $20.6 million, or $0.82 per diluted share.

Bookings received during the fourth fiscal quarter ended October 3, 2015 of $205.4 million increased 12.4% from $182.7 million in the same prior year period and increased by 16.3% compared to bookings of $176.7 million in the immediately preceding quarter. The book-to-bill ratio was 0.98, and ending backlog expected to ship in the next 12 months was $309.5 million at October 3, 2015, compared to a backlog of $305.2 million at July 4, 2015 and a backlog of $328.3 million at September 27, 2014.

For the fiscal year ended October 3, 2015, Coherent posted net sales of $802.5 million and net income of $76.4 million, or $3.06 per diluted share, on a GAAP basis compared to the prior year net sales of $794.6 million and net income on a GAAP basis of $59.1 million, or $2.36 per diluted share. Bookings received for the fiscal year ended October 3, 2015 were $765.2 million, compared to $890.5 million in bookings received during fiscal 2014.

“A combination of favorable product mix and lower warranty costs led to outstanding earnings and cash generation in our fourth fiscal quarter,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “From a market perspective, FPD manufacturing remains an important opportunity for fiscal 2016 and beyond.  The Q4 delivery of our third Linebeam 1500 system will provide additional capacity for the manufacture of the highest resolution OLED screens.  Customers are looking to further increase this capacity as more smartphones move toward OLEDs.  This trend could result in substantial ELA orders during fiscal 2016 with deliveries running well into fiscal 2017.  Orders will likely shift from Linebeam 750s towards larger formats at or above Linebeam 1000s.  Our recent acquisition of our large format optics supplier will help facilitate shipments and reduce costs,” Ambroseo added.

Coherent ended the quarter with cash, cash equivalents and short term investments of $325.5 million, a decrease of $11.3 million from cash, cash equivalents and short term investments of $336.8 million at July 4, 2015, and an increase of $7.2 million from cash, cash equivalents and short term investments of $318.3 million at September 27, 2014.

On January 21, 2015, the Board of Directors authorized a buyback program whereby the Company was authorized to repurchase up to $25.0 million of its common stock from time to time through January 31, 2016. On August 25, 2015, the Board of Directors authorized a buyback program whereby the Company was authorized to repurchase up to $25.0 million of its common stock from time to time through August 31, 2016. During the fourth quarter of fiscal 2015, the Company repurchased and retired outstanding common stock for a total of $50.0 million, completing both programs.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands, except per share data):

	Three Months Ended			Year Ended
	Oct. 3, 2015	July 4, 2015	Sept. 27, 2014	Oct. 3, 2015	Sept. 27, 2014

Net Sales	$209,622	$188,502	$205,344	$802,460	$794,639
Cost of sales(A)(B)(E)(F)(G)	118,628	109,720	124,426	467,061	481,249
Gross profit	90,994	78,782	80,918	335,399	313,390
Operating expenses:
Research & development(A)(B)	19,988	21,270	18,674	81,455	79,070
Selling, general & administrative(A)(B)	36,052	36,154	37,617	149,829	154,030
Gain from business combination (C)	(1,316)	—	—	(1,316)	—
Impairment of investment (D)	—	2,017	—	2,017	—
Amortization of intangible assets(E)	658	647	733	2,667	3,424
Total operating expenses	55,382	60,088	57,024	234,652	236,524
Income from operations	35,612	18,694	23,894	100,747	76,866
Other income (expense), net(B)	(1,876)	(608)	1,756	(1,179)	2,353
Income before income taxes	33,736	18,086	25,650	99,568	79,219
Provision for income taxes (H)	6,434	4,822	6,553	23,159	20,113
Net income	$27,302	$13,264	$19,097	$76,409	$59,106

Net income per share:
Basic	$1.11	$0.54	$0.77	$3.09	$2.39
Diluted	$1.10	$0.53	$0.76	$3.06	$2.36

Shares used in computations:
Basic	24,632	24,737	24,880	24,754	24,760
Diluted	24,914	24,972	25,230	24,992	25,076

(A)	Stock-based compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-based compensation expense	Three Months Ended			Year Ended
	Oct. 3, 2015	July 4, 2015	Sept. 27, 2014	Oct. 3, 2015	Sept. 27, 2014
Cost of sales	$593	$664	$596	$2,530	$2,393
Research & development	531	529	507	1,946	2,033
Selling, general & administrative	3,371	3,372	3,587	13,756	14,471
Impact on income from operations	$4,495	$4,565	$4,690	$18,232	$18,897

Exhibit 99.1

For the quarters ended October 3, 2015, July 4, 2015 and September 27, 2014, the impact on net income, net of tax was $3,253 ($0.13 per diluted share), $3,293 ($0.13 per diluted share) and $3,382 ($0.13 per diluted share), respectively. For the years ended October 3, 2015 and September 27, 2014, the impact on net income, net of tax was $13,985 ($0.56 per diluted share) and $13,654 ($0.54 per diluted share), respectively.

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense), net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended			Year Ended
	Oct. 3, 2015	July 4, 2015	Sept. 27, 2014	Oct. 3, 2015	Sept. 27, 2014
Cost of sales	$(55)	$8	$24	$(13)	$143
Research & development	(236)	24	126	(52)	622
Selling, general & administrative	(1,301)	174	651	(100)	3,571
Impact on income from operations	$(1,592)	$206	$801	$(165)	$4,336

For the quarters ended October 3, 2015, July 4, 2015 and September 27, 2014, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was expense of $1,467, income of $200 and income of $780, respectively. For the years ended October 3, 2015 and September 27, 2014, the impact on other income (expense) net was expense of $95 and income of $4,317, respectively.

(C)	For the quarter and year ended October 3, 2015, the gain from business combination was $1,316 ($0.05 per diluted share).

(D)	For the quarter ended July 4, 2015 and year ended October 3, 2015, the impairment of our investment in SiOnyx, Inc., a private corporation, was $2,017 ($1,274 net of tax ($0.05 per diluted share)).

(E)
For the quarters ended October 3, 2015, July 4, 2015 and September 27, 2014, the impact of amortization of intangibles expense was $2,068 ($1,643 net of tax ($0.07 per diluted share)), $1,960 ($1,432 net of tax ($0.06 per diluted share)) and $2,312 ($1,713 net of tax ($0.07 per diluted share)), respectively. For the years ended October 3, 2015 and September 27, 2014, the impact of amortization of intangibles expense was $8,244 ($6,222 net of tax ($0.25 per diluted share)) and $9,593 ($7,131 net of tax ($0.28 per diluted share)), respectively.

(F)	For the quarter and year ended October 3, 2015, the impact of inventory step-up costs related to acquisitions was $579 ($366 net of tax ($0.01 per diluted share)).

(G)	For the quarter ended July 4, 2015 and year ended October 3, 2015, the impact of an accrual related to an ongoing customs audit was $1,315 ($1,289 net of tax ($0.05 per diluted share)).

(H)	The year ended October 3, 2015 included $1,118 ($0.04 per diluted share) non-recurring tax benefit from the renewal of the R&D tax credit for fiscal 2014.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	Oct. 3, 2015	Sept. 27, 2014
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$325,515	$318,275
Accounts receivable, net	142,260	137,324
Inventories	156,614	170,483
Prepaid expenses and other assets	56,412	54,973
Total current assets	680,801	681,055
Property and equipment, net	102,445	107,424
Other assets	185,701	210,896
Total assets	$968,947	$999,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,379	$32,784
Other current liabilities	89,220	84,535
Total current liabilities	122,599	117,319
Other long-term liabilities	49,930	62,407
Total stockholders’ equity	796,418	819,649
Total liabilities and stockholders’ equity	$968,947	$999,375

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, (other than per share data), net of tax):

	Three Months Ended			Year Ended
	Oct. 3, 2015	July 4, 2015	Sept. 27, 2014	Oct. 3, 2015	Sept. 27, 2014
GAAP net income	$27,302	$13,264	$19,097	$76,409	$59,106
Stock-based compensation expense	3,253	3,293	3,382	13,985	13,654
Amortization of intangible assets	1,643	1,432	1,713	6,222	7,131
Customs audit	—	1,289	—	1,289	—
Non-recurring tax benefit	—	—	—	(1,118)	—
Impairment of investment	—	1,274	—	1,274	—
Gain from business combination	(1,316)	—	—	(1,316)	—
Inventory step-up on acquisition	366	—	—	366	—
Non-GAAP net income	$31,248	$20,552	$24,192	$97,111	$79,891

Non-GAAP net income per diluted share	$1.25	$0.82	$0.96	$3.89	$3.19

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the importance of the FPD market to the Company’s business, demand for the Company’s ELA products and the timing for additional orders and deliveries for such products, the potential shifting of product mix from the Company’s Linebeam 750 product towards larger formats at or above the Company’s Linebeam 1000 product and the impact from the Company’s recent acquisition of its large format optics supplier. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, the worldwide demand for flat panel displays, the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, the mix and pricing of our products, our ability to control expenses, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to successfully integrate our recent acquisition into our operations, our ability to have our customers qualify our product offerings, our ability to forecast and meet our expenses, worldwide government economic policies and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company. Actual results, events and performance may differ materially from those presented herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.

Exhibit 99.1

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000